EXHIBIT 1.1

LEVEL 3 COMMUNICATIONS, INC.

$320,000,000

5.25% Convertible Senior Notes due 2011

PURCHASE AGREEMENT

New York, New York

November 17, 2004

To:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED Morgan Stanley & Co. Incorporated Citigroup Global Markets Inc. Credit Suisse First Boston LLC Needham & Company, Inc. UBS Securities LLC

In care of:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

North Tower

250 Vesey Street

New York, New York 10080

Ladies and Gentlemen:

Level 3 Communications, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule II hereto (the “Initial Purchasers”), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the “Representatives”), $320,000,000 aggregate principal amount of its 5.25% Convertible Senior Notes due 2011 (the “Initial Securities”). The Company also proposes to grant to the Initial Purchasers an option to purchase up to $25,000,000 additional principal amount of such Convertible Senior Notes (the “Option Securities”; and together with the Initial Securities, the “Securities”). The Securities are convertible into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company at the conversion rate set forth in the Final Memorandum (as defined below). The Securities are to be issued under an indenture (the “Indenture”) to be dated as of December 2, 2004 between the Company and The Bank of New York, as trustee (the “Trustee”).

The sale of the Securities to you will be made without registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. You have advised the Company that you will make an offering of the Securities purchased by you hereunder in accordance with Section 4 hereof as soon as you deem advisable after the execution and delivery of this Agreement.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated November 12, 2004 (the “Preliminary Memorandum”), and a final offering memorandum, dated November 17, 2004 (the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Securities. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers in accordance with Section 4 hereof. Any reference herein to the Preliminary Memorandum or the Final Memorandum shall be deemed to refer to and include the documents incorporated by reference therein which were filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or before the date of the Preliminary Memorandum or the Final Memorandum, respectively. Unless stated to the contrary, all references herein to the Final Memorandum are to the Final Memorandum at the Execution Time (as defined below) and are not meant to include any amendment or supplement thereto subsequent to the Execution Time and any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act, subsequent to the Execution Time which is incorporated by reference therein.

The holders of the Securities will be entitled to the benefits of the Registration Rights Agreement dated the date hereof, between the Company and the Initial Purchasers (the “Registration Agreement”).

Capitalized terms used herein without definition have the respective meanings assigned to them in the Final Memorandum.

1. Representations and Warranties. The Company represents and warrants to, and agrees with, the Initial Purchasers as set forth below in this Section 1.

(a) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder and (ii) the Final Memorandum, at the date hereof, does not, and at the Closing Date (as defined below) will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date will not), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Final Memorandum (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers specifically for use in connection with the preparation of the Final Memorandum (or any amendment or supplement thereto).

(b) Subsequent to the respective dates as of which information is given in the Final Memorandum, except as set forth or contemplated in the Final Memorandum, neither the Company nor any of its subsidiaries (as defined below) has incurred any liabilities or obligations, direct or contingent, which are material to the Company and its subsidiaries taken as a whole, nor entered into any transaction not in the ordinary course of business that is material to the Company and its subsidiaries taken as a whole, and there has not been, singularly or in the aggregate, any material adverse change, in the properties, business, results of operations, financial condition, affairs or business prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”). Without limiting the foregoing, neither the Company nor any of its subsidiaries has sustained since the respective dates as of which information is given in the Final Memorandum any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental or regulatory action, order or decree, constituting a Material Adverse Effect, otherwise than as set forth or contemplated in the Final Memorandum.

(c) Each of the Company and the Subsidiaries (x) has been duly organized and is validly existing as a corporation or limited liability company under the laws of its jurisdiction of organization and is in good standing under the laws of such jurisdiction, (y) has the requisite power and authority to carry on its business as it is currently being conducted and as described in the Final Memorandum, and to own, lease and operate its properties and (z) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the operation, ownership or leasing of property or the conduct of its business requires such qualification, except where any failure to be so qualified would not, singularly or when aggregated with failures to be qualified elsewhere, have a Material Adverse Effect. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Registration Agreement and to issue, sell and deliver the Securities. The term “Subsidiaries” means each entity listed on Schedule I hereto, and the Company has no “significant subsidiaries” (as defined in Regulation S-X) other than the Subsidiaries.

(d) The Company’s authorized equity capitalization is as set forth in the Final Memorandum; the capital stock of the Company conforms in all material respects to the description thereof contained in the Final Memorandum; the outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable; the shares of Common Stock initially issuable upon conversion of the Securities have been duly and validly authorized and, when issued upon conversion of the Securities and in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable; the Board of Directors of the Company or a duly constituted committee thereof, has duly and validly adopted resolutions reserving such shares of Common Stock for issuance upon conversion of the Securities; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Securities or the shares of Common Stock issuable upon conversion thereof; and, except as set forth in the Final Memorandum and, except for outstanding warrants and options to purchase shares of Common Stock that in the aggregate represent less than 5% of the Common Stock outstanding on the date hereof, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding. All the outstanding shares of capital stock of each Subsidiary and of Level 3 Communications Limited have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Final Memorandum, all outstanding shares of capital stock of the Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances (other than the pledge of such shares or equity interests pursuant to the agreements the Company and certain of its subsidiaries have entered into in connection with the senior secured credit facility described in the Final Memorandum).

(e) The Company has all requisite corporate power and authority to execute, issue and deliver the Securities and to execute and deliver the Indenture and to incur and perform its obligations provided for therein.

(f) This Agreement and the Registration Agreement have been duly authorized and validly executed and delivered by the Company.

(g) The Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(h) The Securities have been duly authorized, and, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to and duly paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be entitled to the benefits of the Indenture, will be convertible into Common Stock and will conform in all material respects to the description thereof in the Final Memorandum and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(i) The execution and delivery of this Agreement, the Registration Agreement and the Indenture, the issuance and sale of the Securities hereunder, the issuance of Common Stock upon conversion of the Securities, the performance by the Company of this Agreement, the Registration Agreement and the Indenture, and the consummation of the other transactions herein and therein contemplated will not (x) conflict with or result in a breach or violation of any of the respective charters, by-laws or other organizational documents of the Company, any of the Subsidiaries or Level 3 Communications Limited, (y) violate or conflict with any statute, rule or regulation applicable to the Company or any Subsidiary, or any order or decree of any governmental or regulatory agency or body or any court having jurisdiction over the Company or any Subsidiary or any of their respective properties or (z) after giving effect to the waivers and consents obtained on or prior to the date hereof, if any, conflict with or result in a breach or violation of any term or provision of, constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) a lien or other claim or encumbrance with respect to, any bond, note, debenture or other evidence of indebtedness or any indenture, mortgage or deed of trust or any other agreement or instrument to which the Company or any of the Subsidiaries or Level 3 Communications Limited is a party or by which it or any of them is bound, or to which any properties of the Company or any of the Subsidiaries is or may be subject, except, in the case of clauses (y) and (z) for violations, conflicts, breaches, defaults, accelerations of obligations or liens that would not, individually or in the aggregate, have a Material Adverse Effect. No authorization, approval or consent or order of, or filing, registration or qualification with, any court or governmental or regulatory body or agency is required in connection with the transactions contemplated by this Agreement, except as may be required by and made with or obtained from state securities laws or regulations and except such as may be required under the Securities Act with respect to the Registration Agreement and the transactions contemplated thereunder.

(j) Except as described in the Final Memorandum, there is no action, suit or proceeding before or by any court, arbitrator or governmental or regulatory official, agency or body, domestic or foreign, pending against or affecting the Company or any of the subsidiaries, or any of their respective properties, that, if determined adversely, is reasonably expected to affect adversely the issuance of the Securities or in any manner draw into question the validity of this Agreement, the Registration Agreement, the Indenture or the Securities or to result, singularly or when aggregated with other pending actions and actions known to be threatened that are not described in the Final Memorandum, in a Material Adverse Effect, or that is reasonably expected to materially and adversely affect the consummation of this Agreement, the Registration Agreement or the transactions contemplated hereby or thereby, and to the best of the Company’s knowledge, no such proceedings are contemplated or threatened.

(k) None of the Company nor any of the Subsidiaries or Level 3 Communications Limited is or after giving effect to the issuance of the Securities will be (i) in violation of its respective charter, bylaws or other organizational documents or (ii) in default in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or other contract, lease or other instrument to which the Company or any of the Subsidiaries or Level 3 Communications Limited is a party or by which any of them is bound, or to which any of the property or assets of the Company or any of the Subsidiaries or Level 3 Communications Limited is subject, or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clauses (ii) and (iii) above, for any such default or violation that could not singularly or in the aggregate, have a Material Adverse Effect.

(l) KPMG LLP, who have certified certain of the consolidated financial statements and supporting schedules of the Company included or incorporated by reference in the Final Memorandum are independent registered public accountants with respect to the Company and its subsidiaries, as required by the Securities Act. To the Company’s knowledge, Arthur Andersen LLP, who have previously certified certain consolidated financial statements and supporting schedules of the Company and previously delivered their report with respect to certain audited consolidated financial statements and supporting schedules included or incorporated by reference in the Final Memorandum, were at all time during their engagement by the Company independent public accountants with respect to the Company and its subsidiaries, as required by the Securities Act. The consolidated historical statements and any pro forma information, together with related schedules and notes, if any, included or incorporated by reference in the Final Memorandum comply as to form in all material respects with the requirements of the Securities Act. Such historical financial statements fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates indicated and the results of their operations and their cash flows for the respective periods indicated, in accordance with generally accepted accounting principles, except as otherwise expressly stated therein, as consistently applied throughout such periods. Such pro forma information has been prepared on a basis consistent with such historical financial statements, except for the pro forma adjustments specified therein, and gives effect to assumptions made on a reasonable basis and fairly presents in all material respects and gives effect to the transactions described therein pertaining to such pro forma information. The other financial and statistical information and data included in the Final Memorandum, historical and pro forma, are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.

(m) The consolidated historical statements of Genuity Inc., together with related schedules and notes, if any, included or incorporated by reference in the Final Memorandum comply as to form in all material respects with the requirements of the Securities Act. Such historical financial statements fairly present in all material respects the consolidated financial position of Genuity Inc. at the respective dates indicated and the results of its operations and its cash flows for the respective periods indicated, in accordance with generally accepted accounting principles, except as otherwise expressly stated therein, as consistently applied throughout such periods.

(n) Each of the Company and each of the Subsidiaries has all certificates, consents, exemptions, orders, permits, licenses, authorizations, or other approvals (each, an “Authorization”) of and from, and has made all declarations and filings with, all Federal, state, local and other governmental or regulatory bodies or agencies, and all courts and other tribunals, necessary or required to own, lease, license and use its properties and assets and to conduct its business as currently operated in the manner described in the Final Memorandum, except to the extent that the failure to obtain or file any such Authorizations would not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Authorizations are in full force and effect with respect to the Company and the Subsidiaries, and the Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities and governing bodies having jurisdiction with respect thereto.

(o) Except as disclosed in the Final Memorandum, no holder of any security of the Company has or will have any right to require the registration of such security by virtue of any transactions contemplated by this Agreement or the Registration Agreement other than (i) any such right that has been expressly waived in writing, (ii) any such right in respect of outstanding warrants to purchase shares of Common Stock that in the aggregate represent less than 1% of the Common Stock outstanding on the date hereof, and (iii) in the case of holders of Securities, pursuant to the Registration Agreement. No holder of any of the outstanding shares of capital stock of the Company or any other person is entitled to preemptive or other rights to subscribe for the Securities.

(p) The Company has not, except as contemplated by this Agreement, paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company.

(q) The Company has not taken nor will it take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(r) None of the Company, any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) or any person (other than the Initial Purchasers as to whom the Company makes no representation or warranty) acting on its or their behalf has (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Securities in a manner that would require the registration of the Securities under the Securities Act or (ii) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(s) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(t) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), without taking account of any exemption arising out of the number of holders of the Company’s securities.

(u) The Company is subject to and in full compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(v) The information provided by the Company pursuant to Section 5(i) hereof will not, at the date thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(w) Assuming that the representations and warranties of the Initial Purchasers in Section 4 hereof are true and correct and that the Initial Purchasers comply with their respective covenants in such Section, it is not necessary in connection with the offer, sale and delivery of the Securities in the manner contemplated by this Agreement and the Final Memorandum to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(x) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to material assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for material assets is compared on a periodic basis, which the Company believes are reasonable intervals, with the existing assets and appropriate action is taken with respect to any material differences. The Company and its applicable executive officers have complied with Rule 13a-14 under the Exchange Act.

(y) Prior to the date hereof, the Company has furnished to the Representatives a letter, substantially in the form of Exhibit E hereto, duly executed by each of James Q. Crowe, Kevin J. O’Hara, Charles C. Miller III and Sunit S. Patel and addressed to the Representatives.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Initial Purchaser.

2. Purchase and Sale. (a) Subject to the terms and conditions and in reliance upon the representations and warranties set forth herein, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97% of the principal amount thereof, plus accrued interest, if any, from December 2, 2004 to the Closing Date, the principal amount of Securities set forth opposite such Initial Purchaser’s name on Schedule II hereto.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties set forth herein, the Company hereby grants an option to the several Initial Purchasers to purchase, severally and not jointly, the Option Securities at the same purchase price as the Initial Purchasers shall pay for the Initial Securities, plus accrued interest, if any, from December 2, 2004 to the date on which such Option Securities are purchased (a “settlement date”). Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Final Memorandum upon written or telegraphic notice by the Representatives to the Company setting forth the principal amount of the Option Securities as to which the several Initial Purchasers are exercising the option and the settlement date. Delivery of the Option Securities, and payment therefore, shall be made as provided in Section 3 hereof. The principal amount of Option Securities to be purchased by each Initial Purchaser shall be the same percentage of the total principal amount of Option Securities to be purchased by the several Initial Purchasers as such Initial Purchaser is purchasing of the Initial Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional Securities.

3. Delivery and Payment. Delivery of and payment for the Initial Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day prior to the Closing Date) shall be made at 10:00 AM, New York City time, on December 2, 2004, which date and time may be postponed by agreement among the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof of the Securities being sold by the Company to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Initial Securities and the Option Securities shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct.

If the option provided for in Section 2(b) hereof is exercised after the third Business Day prior to the Closing Date, the Company will deliver the Option Securities (at the expense of the Company), through the facilities of DTC unless the Representatives shall instruct otherwise, at 4 World Financial Center, 250 Vesey Street, New York, New York, on the date specified by the Representatives (which shall be not more than ten nor fewer than three Business Days after exercise of said option) for the respective accounts of the several Initial Purchasers, against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Initial Purchasers to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date, the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

The Company agrees to have the Securities available for inspection and checking by the Initial Purchasers in New York, New York, not later than 1:00 PM on the business day prior to the Closing Date.

4. Offering of Securities. Each Initial Purchaser severally, and not jointly, (i) acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and (ii) represents and warrants to and agrees with the Company that:

(a) It has not offered or sold, and will not offer or sell, any Securities except to those it reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) and that, in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale is being made in reliance on Rule 144A.

(b) Neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States, except pursuant to a registered public offering, as provided in the Registration Rights Agreement.

5. Agreements. The Company agrees with the Initial Purchasers that:

(a) The Company will furnish to the Initial Purchasers, without charge, as many copies of the Final Memorandum and any supplements or amendments thereof or thereto as the Initial Purchasers may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(b) The Company will not amend or supplement the Final Memorandum, including by filing documents under the Exchange Act that are incorporated by reference therein, unless the Company shall have furnished the Initial Purchasers with a copy of the proposed amendment, supplement or document for a reasonable time before so amending or supplementing the Final Memorandum or filing such document and the Initial Purchasers shall not have reasonably objected to such proposed amendment, supplement or document in writing to the Company within a reasonable time after their receipt thereof; provided, however, that the requirements of this paragraph (b) shall not apply with respect to the filing of documents under the Exchange Act after the completion of the sale of the Securities by the Initial Purchasers.

(c) Subject to paragraph (b) of this Section 5, the Company promptly will advise the Initial Purchasers when, prior to the completion of the sale of the Securities by the Initial Purchasers, any document filed under the Exchange Act that is incorporated by reference in the Final Memorandum shall have been filed with the Commission.

(d) If at any time prior to the completion of the sale of the Securities by the Initial Purchasers, any event occurs as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Final Memorandum (including any document incorporated by reference therein that was filed under the Exchange Act) to comply with the Exchange Act or the rules thereunder or other applicable law, the Company promptly will notify the Initial Purchasers of the same and, subject to paragraph (b) of this Section 5, will prepare and provide to the Initial Purchasers pursuant to paragraph (a) of this Section 5 an amendment or supplement which will correct such statement or omission or effect such compliance, and, in the case of such an amendment or supplement that is to be filed under the Exchange Act and that is incorporated by reference in the Final Memorandum, will file such amendment or supplement with the Commission.

(e) The Company will cooperate with the Initial Purchasers in arranging, at the Company’s cost, for the qualification of the Securities for sale under the laws of such jurisdictions as the Initial Purchasers may designate and will maintain such qualifications in effect so long as required for the sale of the Securities; provided however, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then subject. The Company promptly will advise the Initial Purchasers of the receipt by it of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(f) The Company will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them until such time as resale of the Securities shall be permitted by the holders thereof (who are not Affiliates of the Company) under Rule 144(k) of the Securities Act.

(g) None of the Company, any of its Affiliates or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Securities Act, except pursuant to a registered public offering, whether an exchange offer or shelf registration, as provided in the Registration Agreement; provided, however, actions of the Initial Purchasers other than at the direction of the Company shall not constitute a breach of this covenant.

(h) None of the Company, any of its Affiliates or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States, except pursuant to a registered public offering, whether an exchange offer or shelf registration, as provided in the Registration Agreement; provided, however, actions of the Initial Purchasers other than at the direction of the Company shall not constitute a breach of this covenant.

(i) So long as any of the Securities or any of the shares of Common Stock issued upon conversion of the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which it is not subject to or in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(j) The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Securities to be eligible for clearance and settlement through DTC.

(k) The Company hereby agrees to permit the Securities to be designated Portal eligible securities, will pay the requisite fees related thereto and has been advised by The Portal Market that the Securities have or will be designated Portal eligible securities in accordance with the rules and regulations of the National Association of Securities Dealers, Inc.

(l) The Company will not for a period of 30 days following the Execution Time, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of capital stock or securities convertible into, or exchangeable for, shares of capital stock (other than the Securities) or publicly announce an intention to effect any such transaction, except for: (A) Common Stock issued pursuant to any employee benefit plan, stock ownership or stock option plan or dividend reinvestment plan in effect at the Execution Time or options granted pursuant to any such plan in effect at the Execution Time (provided that such options cannot be exercised for any remaining portion of such 30-day period), (B) Common Stock issued in connection with the exercise of any warrants or convertible securities outstanding at the date hereof, and (C) the Securities and the Common Stock issuable upon conversion of the Securities.

(m) The Company will apply the net proceeds from the sale of the Securities sold by it substantially in accordance with its statements under the caption “Use of Proceeds” in the Final Memorandum.

(n) So long as the Securities or any shares of Common Stock issued upon conversion of the securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will not be or become, or be or become owned by, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(o) The Company will comply with all applicable securities and other applicable laws, rules and regulations, including, without limitation, the Sarbanes Oxley Act.

(p) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(q) The Company will reserve and keep available at all times, free of preemptive rights, the full number of shares of Common Stock issuable upon conversion of the Securities.

(r) Between the Execution Time and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price with respect to the Securities.

6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Initial Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein at the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”), the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder to be performed on or prior to the Closing Date and to the following additional conditions:

(a) The Company shall have furnished to the Initial Purchasers the opinion of Willkie Farr & Gallagher LLP, counsel for the Company, dated the Closing Date, to the effect of Exhibit A.

(b) The Company shall have furnished to the Initial Purchasers the opinion of Swidler Berlin Shereff Friedman LLP, regulatory counsel for the Company, dated the Closing Date, to the effect of Exhibit B.

(c) The Company shall have furnished to the Initial Purchasers the opinion of internal counsel for the Company, dated the Closing Date, to the effect of Exhibit C.

(d) The Company shall have furnished to the Initial Purchasers the opinion of Thomas C. Storz, Senior Vice President, General Counsel and Secretary of the Company, dated the Closing Date, to the effect of Exhibit D.

(e) The Initial Purchasers shall have received from Counsel for the Initial Purchasers such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Securities, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(f) The Company shall have furnished to the Initial Purchasers a certificate of the Company, signed by the President and Chief Executive Officer and the Executive Group Vice President and Chief Financial Officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum, this Agreement and the Registration Agreement and that:

(i) the representations and warranties of the Company in this Agreement and the Registration Agreement that are qualified as to materiality are true and correct, and all other representations and warranties of the Company in this Agreement and the Registration Agreement are true and correct in all material respects, on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder or thereunder at or prior to the Closing Date; and

(ii) since the date of the most recent financial statements included or incorporated by reference in the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as disclosed in the Final Memorandum (exclusive of any amendment or supplement thereto).

(g) The Company shall have requested and caused KPMG LLP to have furnished to the Initial Purchasers, at the Execution Time and at the Closing Date, letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, confirming that they are independent registered accountants within the meaning of the Securities Act and the Exchange Act and the respective applicable rules and regulations adopted by the Commission thereunder and Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and that they have performed a review of the unaudited interim financial information of the Company for the nine-month period ended September 30, 2004, and as at September 30, 2004, in accordance with Statement on Auditing Standards No. 100, and stating in effect that:

(i) in their opinion the audited financial statements and financial statement schedules and pro forma financial statements included or incorporated by reference in the Final Memorandum and reported on by them comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the related rules and regulations adopted by the Commission;

(ii) on the basis of a reading of the latest unaudited financial statements made available by the Company and its subsidiaries; their limited review, in accordance with the standards established under Statement on Auditing Standards No. 100, of the unaudited interim financial information for the nine-month period ended September 30, 2004, and as at September 30, 2004; carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, directors and audit and compensation committees of the Company and the Subsidiaries; and inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its subsidiaries as to transactions and events subsequent to December 31, 2003, nothing came to their attention which caused them to believe that:

(A)	any unaudited financial statements included or incorporated by reference in the Final Memorandum do not comply as to form in all material respects with applicable accounting requirements of the Securities Act and with the related rules and regulations adopted by the Commission with respect to financial statements included or incorporated by reference in quarterly reports on Form 10-Q under the Exchange Act; and said unaudited financial statements are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included or incorporated by reference in the Final Memorandum; or

(B)	with respect to the period subsequent to September 30, 2004, there were any changes, at a specified date not more than five days prior to the date of the letter, in the long term debt of the Company and its subsidiaries or capital stock of the Company or decreases in the stockholders’ equity of the Company as compared with the amounts shown on the September 30, 2004 consolidated balance sheet included or incorporated by reference in the Final Memorandum, or for the period from October 1, 2004 to such specified date there were any increases, as compared with the corresponding period in the preceding quarter, in net loss or loss from continuing operations before income taxes or in total or per share amounts of net income/loss of the Company and its subsidiaries, except in all instances for changes or increases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Representatives; or

(C)	the information included or incorporated by reference in the Final Memorandum in response to Regulation S-K, Item 301 (Selected Financial Data), Item 302 (Supplementary Financial Information), Item 402 (Executive Compensation) and Item 503(d) (Ratio of Earnings to Fixed Charges) is not in conformity with the applicable disclosure requirements of Regulation S-K; and

(iii) they have performed certain other specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company and its subsidiaries) set forth in the Final Memorandum, including the information set forth under the captions “Summary”, “Risk Factors”, “Use of Proceeds”, “Capitalization” and “Description of Notes” in the Final Memorandum, the information included or incorporated by reference in Items 1, 2, 6, 7 and 11 of the 2003 10-K incorporated by reference in the Final Memorandum and the information included in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included or incorporated by reference in the Company’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 incorporated by reference in the Final Memorandum agrees with the accounting records of the Company and its subsidiaries, excluding any questions of legal interpretation; and

(iv) they have read the unaudited pro forma financial statements included or incorporated by reference in the Final Memorandum (the “pro forma financial statements”); carried out certain specified procedures; inquiries of certain officials of the Company who have responsibility for financial and accounting matters; and proved the arithmetic accuracy of the application of the pro forma adjustments to the historical amounts in the pro forma financial statements, and the officials of the Company referred to above have stated, in response to such auditor’s inquiries, that all significant assumptions regarding the business combinations have been reflected in the pro forma adjustments and that the unaudited condensed consolidated financial statements referred to herein comply as to form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X.

All references in this Section 6(g) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the date of the applicable letter.

(h) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum (exclusive of any supplement thereto), there shall not have been (i) any increase, change or decrease specified in the letter or letters referred to in paragraph (g) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the properties, business, results of operations, financial condition, affairs or business prospects of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Memorandum (exclusive of any supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Final Memorandum (exclusive of any supplement thereto).

(i) Subsequent to the Execution Time, there shall not have been (i) any decrease in the rating of the Securities or any of the Company’s other debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act) or (ii) any notice given of any intended or potential decrease in any such rating or that such organization has under surveillance or review (other than any such notice with positive implications of a possible upgrading) its rating of the Securities or any of the Company’s other debt securities.

(j) The shares of Common Stock initially issuable upon conversion of the Securities shall have been listed and admitted and authorized for trading, subject to official notice of issuance, on the Nasdaq National Market, and reasonably satisfactory evidence of such actions shall have been provided to the Representatives.

(k) Prior to the Closing Date, the Company shall have furnished to the Initial Purchasers such further information, certificates and documents as the Initial Purchasers may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Initial Purchasers and Counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be canceled at, or at any time prior to, the Closing Date by the Initial Purchasers. Notice of such cancelation shall be given to the Company in writing or by telephone confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of Counsel for the Initial Purchasers, 825 Eighth Avenue, New York, New York 10019, on the Closing Date.

7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof, in each case other than by reason of a default by the Initial Purchasers, the Company will reimburse the Initial Purchasers upon demand for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities. Except as provided in the preceding sentence or elsewhere in this Agreement, the Initial Purchasers shall be responsible for (i) all costs and expenses incurred by them in connection with their purchase of the Securities hereunder and the resale of any of the Securities, including, without limitation, their own out-of-pocket lodging, meal and other “roadshow” expenses and fees and disbursements of Counsel for the Initial Purchasers, and (ii) such other “roadshow” expenses as shall be agreed upon by the Company and the Representatives.

8. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, each director, officer, employee and agent of any Initial Purchaser and each other person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum or any information provided by the Company to any holder or prospective purchaser of Securities pursuant to Section 5(i), or in any amendments thereof or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Initial Purchasers specifically for use in connection with the preparation thereof, it being understood that the only such information is that described in Section 8(b); provided further, however, that the indemnity agreement contained in this Section 8(a) shall not inure to the benefit of any indemnified party to the extent that it is determined by a final, non-appealable judgment that (i) the Preliminary Memorandum contained an untrue statement of a material fact or omitted to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the sale to the person asserting any such losses, claims, damages or liabilities was an initial resale of the Securities by any Initial Purchaser, (iii) any such loss, claim, damage or liability of such indemnified party results from the fact that there was not sent or given to such person, at or prior to the written confirmation of the sale of such Securities to such person, a copy of any revised Preliminary Memorandum, the Final Memorandum or the Final Memorandum as amended or supplemented in any case where such delivery is required by the Securities Act, and the Company had previously furnished copies thereof to such Initial Purchaser and (iv) the revised Preliminary Memorandum, the Final Memorandum or the Final Memorandum as amended or supplemented corrected such untrue statement or omission. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) Each Initial Purchaser severally and not jointly agrees to indemnify and hold harmless the Company, its directors and officers, and each other person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Initial Purchasers, but only with reference to written information relating to the Initial Purchasers furnished to the Company by or on behalf of the Initial Purchasers specifically for use in connection with the preparation of the Preliminary Memorandum or the Final Memorandum (or in any amendment thereof or supplement thereto). This indemnity agreement will be in addition to any liability which the Initial Purchasers may otherwise have. The Company acknowledges that the statements set forth in the last paragraph of the cover page and the eleventh paragraph under the heading “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum (or in any amendment thereof or supplement thereto) constitute the only information furnished in writing by or on behalf of the Initial Purchasers for use in connection with the preparation of the Preliminary Memorandum or the Final Memorandum (or in any amendment thereof or supplement thereto).

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such Initial Purchasers and controlling persons, which firm shall be designated in writing by Merrill Lynch, Pierce, Fenner & Smith Incorporated. An indemnifying party shall not be liable under this Section 8 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party, which consent shall not be unreasonably withheld.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Initial Purchasers agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Company and the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall the Initial Purchasers be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by the Initial Purchasers hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Initial Purchasers shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering of the Securities (before deducting expenses), and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions, in each case as set forth on the cover page of the Final Memorandum. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company or the Initial Purchasers. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each director, officer, employee and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Initial Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount or principal amount at maturity, as applicable, of Securities set forth opposite their names in Schedule II hereto bears to the aggregate principal amount or aggregate principal amount at maturity, as applicable, of Securities set forth opposite the names of all the remaining Initial Purchaser(s)) the Securities that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount or aggregate principal amount at maturity, as applicable, of Securities that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount or aggregate principal amount at maturity, as applicable, of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Initial Purchaser or the Company except as provided in Section 11 hereof. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding seven days, as the Initial Purchasers shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any non-defaulting Initial Purchaser for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Initial Purchasers, by notice given to the Company prior to delivery of and payment for the Securities, if prior to such time (i) trading in any of the

Company’s securities shall have been suspended by the Commission or the Nasdaq National Market or trading in securities generally on the New York Stock Exchange or the Nasdaq National Market shall have been suspended or limited or minimum prices shall have been established on either of such Exchange or National Market, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Final Memorandum.

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers, the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancelation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchasers, will be mailed, delivered or sent by fax and confirmed to them, care of Merrill Lynch, Pierce, Fenner & Smith Incorporated, at Merrill Lynch World Headquarters, North Tower, World Financial Center, New York, New York 10281-1201; or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 1025 Eldorado Boulevard, Broomfield, Colorado 80021, attention: General Counsel.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and, except as expressly set forth in Section 5(i) hereof, no other person will have any right or obligation hereunder.

14. APPLICABLE LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF).

15. Business Day. For purposes of this Agreement, “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law, executive order or regulation to close.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement between the Company and the Initial Purchasers.

Very truly yours, LEVEL 3 COMMUNICATIONS, INC.

by	/s/ Thomas C. Stortz
Name:	Thomas C. Stortz
Title:	Executive Vice President and Chief Legal Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED CITIGROUP GLOBAL MARKETS INC. CREDIT SUISSE FIRST BOSTON LLC MORGAN STANLEY & CO. INCORPORATED NEEDHAM & COMPANY, INC. UBS SECURITIES LLC

by MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

by	/s/ Yonathan Epelbaum
Name:	Yonathan Epelbaum
Title:	Managing Director

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